Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-267764) and Form S-11 (File No. 333-269415) of Bluerock Homes Trust, Inc. (each, a “Registration Statement”), and the accompanying prospectuses to each Registration Statement, of our report dated November 14, 2024, relating to the statement of revenues and certain operating expenses of Villas at Huffmeister for the year ended December 31, 2023, which appears in this Form 8-K.

/s/ PLANTE MORAN, PC

East Lansing, Michigan

November 14, 2024